Exhibit 99.1

Natrol Sells Annasa To Senior Distribution
And Operations Managers/Partners

CHATSWORTH, Calif.—(BUSINESS WIRE)—December 19, 2003—Natrol Inc. (NASDAQ: NTOL - news), a manufacturer and distributor of nationally branded dietary supplements today announced the sale of the assets of Annasa, Inc., its multi-level marketing (MLM) subsidiary, to Annasa International Corporation (AIC).  Effective, January 1, 2004, AIC will assume the operations of Annasa both domestically and internationally.  AIC’s operations will be managed by David Armstrong and David Roudebush who will serve respectively as AIC’s Chief Executive Officer and Chief Operations Officer.

Natrol founded Annasa in 2002, investing approximately $3 million in the operations of Annasa since the founding of the business.    Annasa markets high quality health and wellness products directly to consumers through independent distributors.

“To launch a national MLM business is a major endeavor, one worthy of Hercules,” said Elliott Balbert, Natrol’s President and Chief Executive Officer when making the announcement.  “In launching Annasa, Natrol remained true to its mission of Nourishing the Potential of Mind and Body. Annasa’s products are the best in the industry and the entire Natrol family is very proud of all that has been accomplished in bringing Annasa to life.   Mssrs. Armstrong and Roudebush were instrumental leaders in building Annasa’s distributor network in the United States and Overseas.  Their commitment to Annasa led us to believe that transferring the operations of Annasa to them would enhance Annasa’s future and we are pleased to see them take Annasa to its next level of development,” concluded Balbert.

The terms of the transaction were not disclosed.

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, including  the factors described above that factors that the Company may not currently foresee, the Company’s actual results could differ materially from those set forth in the forward-looking statements.  Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward-looking statements include but are not limited to those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company’s other filings with Securities and Exchange Commission.